DSI REALTY INCOME FUND VIII
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
MARCH 31, 2000 AND DECEMBER 31, 1999

                                          March 31,      December 31,
                                            2000             1999
ASSETS

CASH AND CASH EQUIVALENTS                $  524,555       $  483,308
PROPERTY, NET                             2,342,805        2,460,088

INVESTMENT IN REAL ESTATE
  JOINT VENTURE                             213,833          222,444

OTHER ASSETS                                 49,728           44,013

TOTAL                                    $3,130,921       $3,209,853

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

LIABILITIES                              $  599,580       $  603,707


PARTNERS' EQUITY (DEFICIT):
     General Partners                       (82,469)         (81,721)
     Limited Partners                     2,613,810        2,687,867

  Total partners' equity                  2,531,341        2,606,146

TOTAL                                    $3,130,921       $3,209,853

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999

                                         March 31,        March 31,
                                           2000             1999
REVENUES:
Rental Income                            $  511,891       $  487,135
Interest                                      1,490            1,556
     Total revenues                         513,381          488,691

EXPENSES:

Operating                                   276,040          284,245
General and administrative                   71,608           66,956
     Total expenses                         347,648          351,201

INCOME BEFORE EQUITY IN INCOME
   OF REAL ESTATE JOINT VENTURE             165,733          137,490
   EQUITY IN INCOME OF REAL ESTATE           32,189           25,649

NET INCOME                               $  197,922       $  163,139


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  195,943       $  161,508
    General partners                          1,979            1,631

TOTAL                                    $  197,922       $  163,139

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     8.16       $     6.73


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              24,000            24,000

See accompanying notes to financial statements(unaudited).


STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT)(UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL

BALANCE AT JANUARY 1, 1999            ($77,150)     $3,140,323   $3,063,173

NET INCOME                               1,631         161,508      163,139
DISTRIBUTIONS                           (2,727)       (270,000)    (272,727)

BALANCE AT MARCH 31, 1999             ($78,246)     $3,031,831   $2,953,585

BALANCE AT JANUARY 1, 2000            ($81,721)     $2,687,867   $2,606,146

NET INCOME                               1,979         195,943      197,922
DISTRIBUTIONS                           (2,727)       (270,000)    (272,727)

BALANCE AT MARCH 31, 2000             ($82,469)     $2,613,810   $2,531,341



See accompanying notes to consolidated financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999

                                      March 31,         March 31,
                                        2000              1999

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 197,922        $163,139

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation                        117,283         117,283
     Equity in earnings of real
      estate joint venture               (32,189)        (25,649)
     Distributions from real
      estate joint venture                40,800          32,400
     Changes in assets and
      	liabilities:
     Increase in other assets             (5,715)              0
     Decrease(increase)in liabilities     (4,127)         37,628

Net cash provided by
  operating activities                   313,974         324,801


CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (272,727)       (272,727)

NET INCREASE(DECREASE)IN CASH AND
   CASH EQUIVALENTS                       41,247          52,074

CASH AND CASH EQUIVALENTS:

     At beginning of period              483,308         458,025
     At end of period                  $ 524,555        $510,099


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND VIII
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund VIII (the "Partnership"), a limited partnership, has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 24,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership
Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of March 31, 2000, and for the periods ended March 31, 2000, and 1999 is unaudited. Such financial information includes all adjustments considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities located in Stockton, Pittsburg, El Centro, Lompoc and Huntington Beach, California. The total cost of property and accumulated depreciation at March 31, 2000, is as follows:

        Land                                 $  2,287,427
        Buildings and improvements              7,100,557
        Equipment                                  22,831
        Total                                   9,410,815
        Less: Accumulated Depreciation        ( 7,068,010)
        Property - Net                       $  2,342,805


3.   INVESTMENT IN REAL ESTATE JOINT VENTURE

The Partnership is involved in a joint venture with DSI Realty Income
Fund IX through which the Partnership has a 30% interest in a mini-storage facility in Aurora, Colorado. Under the terms of the joint venture agreement, the Partnership is entitled to 30% of the profits and losses of venture and owns 30% of the mini-storage facility as a tenant in common with DSI Realty Income Fund IX, which has the remaining 70% interest in the venture. Summarized income statement information for the three months ended March 31, 2000, and 1999 is as follows:

                                   2000                    1999
     Revenue                     $199,079                $192,777
     Operating Expenses            91,784                 107,281
     Net Income                  $107,295                $ 85,496


The Partnership accounts for its investment in the real estate joint venture under the equity method of accounting.

4.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.